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                               UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                                  FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                            Commission File Number: 33-75176


                          Consoltex Holdings, Inc.
                               Consoltex Inc.
                            Consoltex (USA) Inc.
  The Balson-Erlanger Group Ltd. (formerly The Balson-Hercules Group Ltd.)
                       LINQ Industrial Fabrics, Inc.
                           Rafytek, S.A. de C.V.
                       Consoltex Mexico, S.A. de C.V.
           (Exact name of registrant as specified in its charter)


                        8555, route Transcanadienne
                       Saint-Laurent, Quebec H4S 1Z6
                               (514) 333-8800
 (Address, including zip code, and telephone number, including area code of registrant's principal executive offices)


              11% Series B Senior Subordinated Notes due 2003
       Guarantees of 11% Series B Senior Subordinated Notes due 2003
         (Title of each class of securities covered by this Form)


                                    None
 (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an x in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)            [  ]    Rule 12h-3(b)(1)(i)        [x]
Rule 12g-4(a)(1)(ii)           [  ]    Rule 12h-3(b)(1)(ii)       [  ]
Rule 12g-4(a)(2)(i)            [  ]    Rule 12h-3(b)(2)(i)        [  ]
Rule 12g-4(a)(2)(ii            [  ]    Rule 12h-3(b)(2)(ii)       [  ]
                                       Rule 15d-6                 [  ]







Approximate number of holders of record as of the certification or notice date:  7



Pursuant to the requirements of the Securities Exchange Act of 1934, each of Consoltex Holdings, Inc., Consoltex Inc., Consoltex (USA) Inc., The Balson-Erlanger Group Ltd., LINQ Industrial Fabrics, Inc., Rafytek, S.A. de C.V. and Consoltex Mexico, S.A. de C.V. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.




Date:  November 7, 2001          By:     /s/ Paul J. Bamatter
       ----------------------       -------------------------------------
                                    Name:   Paul J. Bamatter
                                    Title:  President, Chief Operating Officer
                                            Officer and Chief Financial Officer
                                            Consoltex Holdings, Inc.



Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.